Exhibit 99.1

[LOGO] CIT

                                      Investor Contact: Valerie L. Gerard
                                                        Senior Vice President
                                                        Investor Relations
                                                        (973) 422-3284

                                      Media Contact:    Christopher J. Hardwick
                                                        Vice President
                                                        Director, Communications
                                                        (973) 597-2095

                      CIT QUANTIFIES EXPOSURE TO US AIRWAYS

New York, NY September 13, 2004 - CIT Group, Inc. (NYSE:CIT) today disclosed its current financing relationship with US Airways. Yesterday, US Airways Group, Inc. announced that the Company and certain of its subsidiaries had filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Under existing agreements, CIT has operating leases where US Airways is the lessee of two 737-300, CIT-owned aircraft, for a total net investment of approximately $14 million.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City has approximately 5,800 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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